Exhibit 99.1

(1) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 3 is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the "Investment Banking division"), the Alternative Investments business (the "AI Business") within the Asset Management division (the "Asset Management division") and the U.S. private client services business (the "U.S. PCS Business") within the Private Banking division (the "Private Banking division") (the "Reporting Person"). The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. ("CS Hldgs USA Inc"), a Delaware corporation. The address of CS Hldgs USA Inc's principal business and office is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank and CS Hldgs USA Inc, and the direct owner of the remainder of the voting stock of CS Hldgs USA Inc, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland.

CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. ("CS USA Inc"), a Delaware corporation and holding company. CS USA Inc is the sole stockholder of Credit Suisse Private Equity, Inc., a Delaware corporation ("CSPE"). The address of each of CS USA Inc and CSPE is Eleven Madison Avenue, New York, New York, 10010.

Each of Global Retail Partners, L.P. ("GRP I"), DLJ Diversified Partners, L.P. ("DLJ Diversified"), GRP II Investors, L.P. ("GRP II Investors"), DLJ Diversified Partners-A, L.P. ("DLJ Diversified A"), Global Retail Partners Funding, Inc. ("GRP Funding"), GRP Partners, L.P. ("GRP I Partners") and DLJ ESC II, L.P. ("DLJ ESC") directly holds securities of the Issuer. Merchant Capital, Inc. ("Merchant Capital") is the general partner of GRP II Investors. Global Retail Partners, Inc. ("GRP Inc") and Retail Capital Partners, L.P. ("Retail Capital") are the general partners of GRP I, and GRP Inc is the general partner of Retail Capital. GRP Inc is also the general partner of GRP I Partners. DLJ Diversified Partners, Inc. ("DLJ Diversified Inc") is the general partner of DLJ Diversified A and DLJ Diversified, and DLJ LBO Plans Management Corporation ("DLJLBO") is the general partner of DLJ ESC. Each of Merchant Capital, GRP Inc, GRP Funding, Retail Capital, DLJ LBO and DLJ Diversified Inc is a wholly-owned subsidiary of CSPE. GRP I and DLJ ESC are indirect wholly-owned subsidiaries of CSPE. The Reporting Person may be deemed to beneficially own securities directly held by each of DLJ Diversified, DLJ Diversified A and GRP II Investors because its general partner is a wholly-owned subsidiary of CSPE. The Reporting Person disclaims beneficial ownership of securities held by each of DLJ Diversified, DLJ Diversified A and GRP II Investors except to the extent of the Reporting Person's pecuniary interest therein.

CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products. The Bank is comprised of the Investment Banking division, the Asset Management division and the Private Banking division. The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide. The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide and offers products across a broad range of investment classes, including alternative investments. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.



CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the "Traditional AM Business") and the Private Banking division (other than the U.S. PCS Business) (the "Non-U.S. PB Business")) may beneficially own securities to which this Form 3 relates (the "Shares") and such Shares are not reported in this Form 3. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.

(2) The number of shares reported reflects a 0.632-for-1 reverse split in connection with the Issuer's initial public offering, which is effective as of the date hereof.

(3) Includes 8,311 shares of Common Stock held directly by GRP I, 2,476 shares of Common Stock held directly by DLJ Diversified, 17,371 shares of Common Stock held directly by GRP II Investors, 920 shares of Common Stock held directly by DLJ Diversified A, 572 shares of Common Stock held directly by GRP Funding, 540 shares of Common Stock held directly by GRP I Partners and 144 shares of Common Stock held directly by DLJ ESC.

(4) The Series III Non-Convertible Preferred Stock will be redeemed for cash upon the closing of the Issuer's initial public offering.

(5) Includes 56,960 shares of Series III Non-Convertible Preferred Stock held directly by GRP II Investors.

(6) These securities have no stated expiration date. The Issuer has the right and intends to cause the mandatory conversion of the Convertible Preferred Stock into shares of Common Stock upon the closing of its initial public offering. This right may be exercised upon prompt reasonable notice. Upon such mandatory conversion of the Convertible Preferred Stock, accrued and unpaid dividends will be paid in cash by the Issuer. The number of underlying shares of Common Stock reported in Column 3 reflects a 0.632-for-1 reverse stock split, which will be effected through the conversion of such Convertible Preferred Stock to Common Stock on a 0.632-for-1 basis upon the closing of the Issuer's initial public offering.

(7) Includes 2,925,277 shares of Convertible Preferred Stock held directly by GRP I, 871,672 shares of Convertible Preferred Stock held directly by DLJ Diversified, 480,179 shares of Convertible Preferred Stock held directly by GRP II Investors, 323,642 shares of Convertible Preferred Stock held directly by DLJ Diversified A, 201,398 shares of Convertible Preferred Stock held directly by GRP Funding, 189,956 shares of Convertible Preferred Stock held directly by GRP I Partners and 50,624 shares of Convertible Preferred Stock held directly by DLJ ESC II.

(8) These securities have no stated expiration date. The Issuer has the right and intends to cause the mandatory conversion of the Convertible Preferred Stock into shares of Common Stock upon the closing of its initial public offering. This right may be exercised upon prompt reasonable notice. The number of underlying shares of Common Stock reported in Column 3 reflects a 0.632-for-1 reverse stock split, which will be effected through the conversion of such Convertible Preferred Stock to Common Stock on a 0.632-for-1 basis upon the closing of the Issuer's initial public offering.

(9) Includes 89,474 shares of Series II Convertible Preferred Stock held directly by GRP II Investors (of which 51,981 shares is held by GRP Management Services Corp. as escrow agent for GRP II Investors).